Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Salomon Brothers Opportunity Fund Inc:

We consent to the incorporation by reference, in this registration statement, of our report dated October 21, 2005, on the statement of assets and liabilities, including the schedule of investments, of Salomon Brothers Opportunity Fund Inc as of August 31, 2005, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form
N-CSR. The statement of changes in net assets for the year ended August 31, 2004 and the financial highlights for each of the years in the four-year period then ended were audited by other independent registered public accountants whose report thereon, dated October 22, 2004, expressed an unqualified opinion on the statement of changes in net assets and financial highlights.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 27, 2005